Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REAFFIRMS GUIDANCE FOR FY2006 AND PROVIDES

DETAILED OUTLOOK FOR THE DECEMBER QUARTER

Webcasts Investor Day Meeting Today

Valley Forge, Pa. December 1, 2005—AmerisourceBergen Corporation (NYSE:ABC) today reaffirmed its previous fiscal year 2006 guidance and provided additional detail on its expectations for the December quarter. The Company is also hosting a webcast of its Investor Day Meeting in New York City today beginning at 12:30 pm Eastern Standard Time.

The Company continues to expect operating revenue growth in the range of 6 percent to 8 percent and diluted earnings per share for fiscal year 2006 of between $3.95 and $4.25, $1.98 to $2.13 after its scheduled December 28, 2005 stock split. Diluted earnings per share expectations include the impact of a $0.09, $0.045 post-split, charge for equity compensation expense and the anticipation that litigation recovery gains will be offset by facility consolidation and employee severance expense. For fiscal 2006, the Company reaffirmed that pharmaceutical distribution segment operating margins are expected to be in the range of 115 basis points to 125 basis points, and cash flow from operations to be in the range of $500 million to $600 million.

The Company previously noted that it expected the December quarter diluted earnings per share to be below the quarterly average in fiscal 2006. AmerisourceBergen announced today that it expects diluted earnings per share for the December quarter to be in the range of $0.74 to $0.86, $0.37 to $0.43 on a post-split basis, which is within the Company’s internal expectations. The remaining quarters of the fiscal year are expected to be substantially higher due to the impacts of higher price appreciation, additional fees received from new fee-for-service contracts signed in the December quarter, escalating revenues, fewer shares outstanding, and the contributions from several previously announced initiatives within AmerisourceBergen Drug Corporation.

The stock split will be in the form of a stock dividend, whereby each stockholder will receive one additional share for each share owned. The new shares will be distributed December 28, 2005 to stockholders of record at the close of business on December 13, 2005. The Company currently has approximately 104.3 million shares outstanding. After the split, the Company expects to have approximately 208.6 million shares of common stock outstanding, excluding any share repurchase or option exercise activity between now and the split date.

AmerisourceBergen continues to expect to repurchase approximately $400 to $450 million of its stock by the end of fiscal 2006 under its previously announced $750 million share repurchase authorization.

AmerisourceBergen will webcast its Investor Day Meeting today beginning at 12:30 pm Eastern Standard Time through approximately 3:00 pm. Participating in the meeting will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer as well as other members of the AmerisourceBergen management team. To access the live webcast, go to the Webcasts section on the Investor Relations page at www.amerisourcebergen.com. A replay of the webcast will be available for 30 days.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $54 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; success of the Pharmaceutical Distribution segment’s ability to transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar – Canadian dollar exchange rate; economic, business, competitive and/or regulatory developments in Canada; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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